EXHIBIT 1 (f)

Resolution of Board of Directors



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UNANIMOUS WRITTEN CONSENT OF
THE EXECUTIVE COMMITTEE OF
THE BOARD OF DIRECTORS OF
THE LIFE INSURANCE COMPANY OF VIRGINIA

The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish two additional investment subdivisions of Separate Account III which will invest in shares of the International Equity Portfolio and the Real Estate Securities Portfolio of Life of Virginia Series Fund, Inc.

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III which will invest in shares of the mutual fund portfolios set forth below:

      INVESTMENT SUBDIVISION               TO BE INVESTED IN
      ----------------------               -----------------
      LOVSF International Equity           Life of Virginia Series Fund, Inc. -
                                           International Equity Portfolio
      LOVSF Real Estate Securities         Life of Virginia Series Fund, Inc. -
                                           Real Estate Securities Portfolio


FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executive any such agreement prior to the date of these resolutions; and

FURTHER RESOLVE, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.



/s/WILLIAM D. BALDWIN   17JAN95               /s/ROBERT A. BOWEN  1/16/95
_______________________________               ___________________________
WILLIAM D. BALDWIN        DATE                ROBERT A BOWEN       DATE


                                              /s/SELWYN L. FLOURNOY, JR. 1/16/95
_______________________________               __________________________________
DANIEL T. COX             DATE                SELWYN L. FLOURNOY,JR  DATE



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/s/H. GAYLORD HODGES, JR. 1/16/95             /s/LINDA L. LANAM   1/16/95
_________________________________             ___________________________
H. GAYLORD HODGES, JR.     DATE               LINDA L. LANAM         DATE


/s/J. GARNETT NELSON      1/16/95             /s/JOHN J. PALMER    1/16/95
_________________________________             ____________________________
J. GARNETT NELSON         DATE                JOHN J. PALMER          DATE


/s/PAUL E. RUTLEDGE III   1/12/95
_________________________________
PAUL E. RUTLEDGE III      DATE